Exhibit 23.5

CONSENT OF THE CARSON MEDLIN COMPANY

We hereby consent to the inclusion as Appendix C to the joint proxy statement/prospectus constituting part of the Registration Statement on Form S-4 of FNB Corporation of our letter to the Board of Directors of FNB Corporation and to the references made to such letter and to the firm in such joint proxy statement/prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

THE CARSON MEDLIN COMPANY

Tampa, Florida

April 23, 2003